Exhibit 10.7
PEROT SYSTEMS CORPORATION
1991 STOCK OPTION PLAN
(As Amended through March 22, 2006)
     This 1991 Stock Option Plan, as amended and restated as of March 23, 2000, of Perot Systems Corporation is for the purpose of attracting and retaining outstanding employees of the Company (defined below) and providing them with a strong incentive to contribute to the success of the Company by granting them options to acquire shares of Common Stock, $0.01 par value, of Perot Systems in accordance with the provisions of the Plan, as set forth below.
     Certain capitalized terms used in this Plan are defined at the end of the Plan. Other terms used in the Plan are defined in the text as they occur and have the meanings there indicated.
1.	Term and Amendments.
     The Plan is effective when approved by the Board of Directors of Perot Systems. Either the Board of Directors or the shareholders may amend or terminate the Plan in their sole discretion. Neither the Board of Directors nor the shareholders, however, may amend or terminate the Plan in a way that adversely affects any rights relating to stock options granted under the Plan before the amendment or termination without the consent of the person whose rights are adversely affected.
2.	Administration.
     The Board of Directors is responsible for administering and interpreting the Plan, which responsibility may be delegated to a Committee of the Board or to the Chief Executive Officer or other officer of Perot Systems (collectively, the “Committee”). The Committee may from time to time adopt, amend, waive, and rescind such procedures for the administration of the Plan as it deems advisable, consistent with the provisions of the Plan. To the extent permitted by law, any determination made by the Committee in administering or interpreting the Plan is conclusive.
3.	Available Shares.
     The Board of Directors shall reserve for issuance not more than 109 million shares of Common Stock to be available for issue pursuant to stock options granted under the Plan and stock options and restricted shares of Common Stock issued under the Company’s Restricted Stock Plan, 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan, 1996 Non-Employee Director Stock Option/Restricted Stock Incentive Plan, and Advisor Stock Option/Restricted Stock Incentive Plan. Shares made available upon the exercise of stock options granted under the Plan may be either treasury shares or authorized but unissued shares or a combination of the two. If any stock option granted under this Plan expires or becomes unexercisable without having been exercised in full, the unpurchased shares of Common Stock that were subject to such stock option shall become available for future grant or sale under this Plan (unless the Plan has terminated), provided, however, that shares of Common Stock that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if such shares are repurchased by Perot Systems at their original purchase price, such shares shall become available for future grant under the Plan. If any change is made in the shares of Common Stock (including, but not limited to, by stock dividend, stock split, or merger or consolidation, but not including the issuance of additional shares for consideration), the Board of Directors or the Committee, as appropriate, will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be optioned and sold under the Plan and the number and kind of shares (which may consist of shares of a surviving corporation to a merger) and purchase price per share of shares subject to outstanding Stock Option Agreements under the Plan as the Board of Directors or the Committee determines are equitable to preserve the respective rights of the Participants in the Plan, but only to the extent such action does not violate Section 409A of the Internal Revenue Code of 1986, as amended.
4.	Participants; Stock Option Agreements.
     The Committee shall select the employees of the Company who will be granted stock options under the Plan and shall determine the terms of the stock options to be granted to each selected employee, including (i) the number of shares of Common Stock to be covered by each option; (ii) the purchase price per share of the Common Stock (consistent with applicable law) covered by each option, which must be at least equal to the fair market value of the Common Stock as determined based on the closing price as reported on the NASDAQ for the date of grant; (iii) the term of each option, which may not exceed 11 years; (iv) the vesting schedule for each option; (v) any holding period or other restriction applicable to shares of Common Stock purchased pursuant to each option; and (vi) any other terms deemed appropriate by the Committee. Each such employee may elect to become a Participant in the Plan by entering into a Stock Option Agreement approved by the Committee. The Committee and the Participant may thereafter amend, modify, or waive the provisions of the Stock Option Agreement by mutual written agreement. The Stock Option Agreement will contain provisions to reflect and enforce the applicable provisions of the Plan and any other provisions deemed appropriate by the Committee, including the following:
     (a) Payment of Purchase Price Upon Exercise.
     Each Stock Option Agreement will provide that the purchase price of the shares as to which an option is exercised must be paid to Perot Systems at the time of exercise either in cash or in such other consideration as the Committee may approve having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and such other consideration. Other consideration may include shares of Common Stock already held by a Participant or Common Stock withheld upon the exercise of the option, which will be accepted at Market Value.
     (b) Investment Representation.
     Each Stock Option Agreement will provide that, upon demand by the Committee, any person exercising a stock option under the Plan may be required to deliver to the Committee, at the time of any exercise of the option, a written representation that the shares acquired upon the exercise are being acquired for investment and not for resale or with a view to distribution.
5.	Payment of Taxes with Common Stock.
     The Committee may elect to assist Participants in satisfying an obligation to pay or withhold taxes required as a result of the exercise of an option by accepting shares of Common Stock at Market Value to satisfy the tax obligation. The shares of Common Stock accepted may be either shares withheld upon the exercise of an option or other shares already owned by the Participant. In determining whether to approve acceptance of shares of Common Stock to satisfy a tax obligation, the Committee may consider whether the shares proposed to be accepted are subject to any holding period or other restrictions on transfer and may waive or arrange for the waiver of any such restrictions.
6.	Restrictions and Conditions Applicable to Stock Options and Purchased Stock.
     All stock options granted to a Participant pursuant to a Stock Option Agreement and shares of Purchased Stock shall, except as otherwise provided in the Stock Option Agreement, be subject to the following restrictions and conditions:
(a)	Non-transferability of Options.
     No option granted under the Plan may be sold or otherwise transferred other than by will or by the laws of descent and distribution upon the Participant’s death. During the lifetime of the Participant, the option is exercisable only by the Participant.
(b)	Restricted Stock.
     Unless Perot Systems otherwise agrees in writing, shares of Purchased Stock may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution upon the Participant’s death, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) Perot Systems has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement.
(c)	Buyback of Purchased Stock and Payback of Certain Profits.
     Perot Systems will have the right to buy back from a Participant any Purchased Stock then owned by the Participant and the right to require a Participant to pay back to Perot Systems the amount of the Participant’s Net Investment Proceeds with respect to shares of Purchased Stock that have been sold or otherwise transferred by the Participant in the circumstances and on the terms and conditions specified in the Participant’s Stock Option Agreement.
7.	Stock Certificates; Rights as Shareholder.
     A Stock Option Agreement may provide that Perot Systems will retain for safekeeping all certificates representing shares of Purchased Stock issued under the agreement. Each such certificate may bear such legends as the Committee determines are necessary or appropriate. Whether or not certificates representing such shares have been issued or delivered, each Participant upon purchasing such shares will have all the rights of a shareholder of Common Stock, including voting, dividend, and distribution rights, with respect to all shares of Purchased Stock owned by the Participant, except as may otherwise be provided in the Participant’s Stock Option Agreement. No Participant will have any rights as a shareholder with respect to any shares of Common Stock subject to options granted under the Plan before the date of issuance to the Participant of shares upon the exercise of such options.
8.	Compliance with Laws and Regulations.
     The Plan, the grant and exercise of options under the Plan, and the obligation of Perot Systems to sell and deliver shares under such options, are subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Perot Systems is permitted a reasonable delay in issuing any shares of Common Stock pursuant to the exercise of options granted under the Plan in order to accommodate compliance with such laws, rules, regulations, and approvals, including (i) the listing of such stock on any registered national securities exchange or approval for quotation in the National Association of Securities Dealers Automated Quotation (“NASDAQ”) system and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body that Perot Systems may, in its sole discretion, determine to be necessary or advisable.
9.	Severability.
     If any provision of the Plan is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of the Plan will not be affected.
10.	Effect on Other Plans.
     The adoption of this Plan has no effect on awards made or to be made under other equity incentive plans covering employees of Perot Systems or any of its subsidiaries or any of their predecessors or subsidiaries.
11.	Governing Law.
     The Plan shall be governed by and construed in accordance with the law of the State of Texas, without regard to the choice of law rules in such law.
12.	Definitions.
     As used in this Plan, the following terms have the meanings indicated:
     “Board of Directors” means the Board of Directors of Perot Systems.
     “Committee” means the Committee established by the Board of Directors under Section 2 of the Plan.

     “Common Stock” means the Class A Common Stock, $0.01 par value, of Perot Systems.
     “Company” means Perot Systems and its direct or indirect subsidiaries (i) in which Perot Systems owns a 40% or greater voting, equity or other economic interest or (ii) the financial statements of which are consolidated with the financial statements of Perot Systems.
     “Market Value” of a share of Common Stock on a given date means the closing sale price for Common Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available.
     “Net Investment Proceeds”, with respect to any share of Purchased Stock sold or otherwise transferred by a Participant or a Participant’s successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the option for such share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) reasonable and customary commissions paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.
     “Participant” means a person who has entered into a Stock Option Agreement and the person’s successors and permitted assigns.
     “Perot Systems” means Perot Systems Corporation.
     “Plan” means this Stock Option Plan, as it may be amended.
     “Purchased Stock” means outstanding Common Stock purchased pursuant to options granted under the Plan.
     “Stock Option Agreement” means an agreement entered into by an employee and Perot Systems under which the employee accepts options granted under the Plan.
13.	Change in Control Benefit For Participants Who Have Entered into Severance Agreements.
     Notwithstanding anything in the Participant’s Stock Option Agreement to the contrary, if the Participant has entered into a letter agreement between such Participant and the Company which sets out the severance benefits such employee would be entitled to in the event of the employee’s involuntary termination under particular circumstances following the Company’s execution of a definitive agreement to effect a change in ownership or control of the Company (“Severance Agreement”) and the Participant is entitled to receive any benefit under such Severance Agreement, then the stock options granted under this Plan and any holding period, restrictions or other provisions applicable to shares of Common Stock purchased pursuant to such stock options shall be governed by the provisions of such Severance Agreement, as it may be amended from time to time, to the extent provided in the Severance Agreement. A Participant who has entered into a Severance Agreement and is entitled to benefits thereunder is not entitled to the Change in Control Benefit, the cancellation of buy back or repayment of profits provisions or any other benefit set out in Section 14 of the Plan (unless and only to the extent so provided in the Participant’s Severance Agreement).
14.	Change in Control Benefit For Participants Who Have Not Entered into Severance Agreements.
     Notwithstanding anything in the Participant’s Stock Option Agreement to the contrary, should a Participant’s employment with the Company terminate by reason of an Involuntary Termination and such Participant has not entered into a Severance Agreement or the Participant is not entitled to receive any benefit under such Severance Agreement, then the Participant shall become entitled to receive a Change in Control Benefit as set out in this Section 14 of the Plan; provided, however, that to be entitled to a Change in Control Benefit, the Participant must also execute a release of all employment-related claims against the Company and its affiliates existing as of the date of execution, in the standard form used by the Company without material modification, addition or deletion.
     Upon the occurrence of a Change in Control, the provisions of Section 6(c) of the Plan and Section 4(b)-(c) of a Stock Option Agreement or any similar provisions of the Plan or Stock Option Agreement relating to the Company’s rights to (i) cancel any options granted to a Participant, (ii) buy back Common Stock issued to a Participant upon a Participant’s exercise of an option and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to the Participant upon the Participant’s exercise of an option, shall be deemed to be cancelled and deleted from such documents and shall be of no further force and effect.
     The following definitions shall apply for purposes of this Section 14:
     “Cause” means the Participant has:
     (a) participated in fraud, embezzlement or another act of material misconduct involving the Company, which has resulted in significant harm to the Company;
     (b) admitted, confessed or entered a plea bargain or a plea of nolo contendere to, or been convicted of, a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or any crime involving moral turpitude or dishonesty;
     (c) willfully and continually failed to perform substantially the appropriate duties of Participant’s position with the Company (other than any such failure resulting from Participant’s physical or mental illness, incapacity or disability), for a period of at least 14 days after a written demand for substantial performance is delivered to Participant by a Senior Executive which specifically identifies the manner in which the Senior Executive believes that Participant has not substantially performed Participant’s duties; provided that, in the event that Participant has not commenced to perform substantially the duties of Participant’s position during such 14-day grace period after written demand is made by the Company, the Company shall not terminate the Participant for Cause except in accordance with the procedures set forth below. In no event shall an event that would constitute Specified Reason be considered the failure to perform substantially the appropriate duties of Participant’s position with the Company; or
     (d) failed to meet the acceptable performance standards for an employee in Participant’s position, which shall be evaluated based on the goals and objectives of Participant and similarly situated employees of the Company (including any Affiliates of the Company) established in connection with the applicable annual performance review program; provided that (i) the Company has provided Participant with a written performance improvement plan with specific requirements for Participant to meet such standards and providing not less than 60 days for Participant to effect such improvement and (ii) a Senior Executive has determined in good faith that Participant’s performance is below the applicable acceptable performance standards and that Participant has failed to substantially meet the requirements of Participant’s performance improvement plan.
For purposes of the definition of Cause, no act or failure to act on the part of Participant shall be considered “willful” unless it is done, or omitted to be done, by Participant intentionally, not in good faith and without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, if applicable, upon the instructions of the Chief Executive Officer or other Senior Executive of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company.
The termination of employment of Participant shall not be deemed to be for Cause unless and until, following the expiration of the 14-day grace period or the 60-day improvement period, if applicable, set forth above, there shall have been delivered to Participant written notice of a Senior Executive, after reasonable notice is provided to Participant and Participant is given an opportunity to be heard by such Senior Executive, finding that, in the good faith opinion of such Senior Executive,

Participant has engaged in conduct which would constitute Cause under paragraphs (a)-(d) above and specifying the particulars thereof in detail.
For purposes of this definition of Cause, “Affiliate” means an entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that for purposes of determining a controlled group of corporations under Code Section 414(b) and of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the phrase “at least 50% shall be substituted for the phrase “at least 80%” everywhere it appears in Code Sections 1563(a)(1), (2) and (3) and in treasury regulation 1.414(c)-2. In addition, where the use of Common Stock for a stock grant under this Plan is based upon legitimate business criteria, the phrase “at least 20% shall be substituted in each place noted above. The Board of Directors may designate a different permissible ownership threshold percentage, but such percentage may not be made effective for at least 12 months after adoption of such change and the same designation must apply to all compensatory stock plans of the Company subject to Code Section 409A.
     “Change in Control” means the happening of any of the events described in paragraphs (a) through (d) below:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) promulgated under the Securities Exchange Act of 1934, amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company; (D) any acquisition by any Perot Stockholder; (E) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) of this definition; or (F) in respect of any Restricted Stock held by a Participant, any acquisition by such Participant or any group of Persons including such Participant (or any entity controlled by such Participant or any group of Persons including such Participant).

     (b) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board until 24 months after such initial assumption of office;
     (c) consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:
1. the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (or, if applicable, the stock into which the Outstanding Company Common Stock and Outstanding Company Voting Securities are converted pursuant to such Business Combination) represents more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including without limitation a corporation or other entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
2. no Person (excluding the Company, a subsidiary of the Company, any corporation or other entity resulting from a Business Combination or any employee benefit plan (or related trust) thereof or a Perot Stockholder) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination; and
     3. at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     4. approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     “Change in Control Benefit” means:
     (a) Each outstanding option which the Participant holds at the time of the Participant’s Involuntary Termination, to the extent that option is not otherwise exercisable for all the shares of common stock or other securities at the time subject to that option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares. Each such accelerated option will remain so exercisable until the earlier of (i) the expiration of the option term or (ii) the post-service exercise period specified in the Participant’s Stock Option Agreement. Any options not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to remain exercisable for any of the option shares.
     (b) Any holding period or other restriction on the sale or other transfer of Purchased Stock which has a specific expiration period under the Participant’s Stock Option Agreement will immediately be met or released, as appropriate, to allow the immediate sale or other transfer of the Purchased Stock; provided, however that any restrictions due to securities laws or similar restrictions shall remain in effect notwithstanding a Change in Control.
Change in Control Benefits will not be payable if the Participant’s employment with the Company terminates for reasons other than an Involuntary Termination, including, without limitation, for involuntary termination by the Company for Cause, voluntary termination by the Participant not supported by Specified Reason, long term disability, Retirement or death. For this purpose, (i) “long term disability” means the Participant is entitled to receive benefits from the Company’s Long-Term Disability Plan or another long term disability plan sponsored by the Company, and (ii) “Retirement” means the Participant’s retirement in accordance with any retirement policy generally applicable to the Company’s salaried employees, as in effect immediately prior to the

Change in Control, or any written retirement arrangement established by the Company and the Participant as in effect immediately prior to the Change in Control.
     “Involuntary Termination” means the termination of a Participant’s employment by the Company without Cause or by the Participant with Specified Reason during a Protected Period or a Pre-Closing Period.
     “Perot Stockholder” means Ross Perot, Ross Perot, Jr., HWGA, Ltd. or any of their respective Affiliates and Associates (within the meaning of Rule 12b-2 of the Exchange Act).
     “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     “Pre-Closing Period” means a period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control. In the event of competing or superseding offers that result in definitive agreements, each such agreement shall create a Pre-Closing Period.
     “Protected Period” means the period beginning on the date on which a Change in Control occurs and ending on the two-year anniversary of such date, or such earlier date as the Participant’s employment with the Company terminates.
     “Senior Executive” means, if the Company, or one or more of its parent companies has a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an officer subject to the reporting requirements of Section 16 of the Exchange Act, or, if the Company does not have a class of securities registered under the Exchange Act, the Chief Executive Officer or a Vice President reporting directly to the Chief Executive Officer of the Company’s ultimate parent.
     “Specified Reason” means:
     (a) the reduction of the Participant’s annual base salary as in effect immediately prior to the Change in Control or as in effect thereafter, unless such reduction is part of an across-the-board reduction of no more than 10% in annual base salary; or

     (b) the Company’s requiring the Participant to be based at any office or location that is more than 35 miles from the Participant’s principal work location and residence immediately prior to the Change in Control.
Notwithstanding anything to the contrary set forth above, no event or condition described above shall constitute Specified Reason unless (i) the Participant, within 120 days after the occurrence of such event or condition, gives the Company written notice specifying in reasonable detail the event or condition which the Participant believes gives rise to Specified Reason, (ii) within 30 days after the Company’s receipt of such notice (the “Cure Period”), the Company fails to correct or remedy such event or condition, and (iii) the Participant resigns his employment with the Company not more than 120 days following expiration of the Cure Period.